ADHEREX ANNOUNCES Sodium thiosulfate CLINICAL STUDY UPDATE

Research Triangle Park, NC — (Marketwire) – 02/26/14 – Adherex Technologies, Inc. (TSX:AHX, OTC: ADHXF) today announced that the Children’s Oncology Group (COG), posted top line results on http://clinicaltrials.gov/ under Study ACCL0431, A Randomized Phase III Study of Sodium Thiosulfate for the Prevention of Cisplatin-Induced Ototoxicity in Children. No statistical analysis was published and a full analysis of all secondary endpoints, including event free survival and overall survival, is pending. Information posted on the website is incomplete and final results may differ from those presented. An abstract has been submitted for presentation at the American Society of Clinical Oncology (ASCO) meeting in June 2014. No other study data is available to Adherex for public disclosure.

About Sodium Thiosulfate (STS)
STS is currently FDA-approved as an antidote for cyanide poisoning. Adherex has licensed from Oregon Health & Science University intellectual property rights for the use of STS as a chemoprotectant, and are developing STS as a protectant against the hearing loss often caused by platinum-based anti-cancer agents in children. Preclinical and clinical studies conducted by Oregon Health & Science University and others have indicated that STS can effectively reduce the incidence of hearing loss caused by platinum-based anti-cancer agents. Adherex has received Orphan Drug Designation in the United States for the use of STS in the prevention of platinum induced ototoxicity in pediatric patients.

Hearing loss among children receiving platinum-based chemotherapy is frequent, permanent and often severely disabling. The incidence of hearing loss in these children depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit.

Forward Looking Statements
Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that preliminary findings are incomplete and inaccurate, final clinical results will be less favorable than the preliminary data, clinical results may not be replicated in actual patient settings, regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, and its ability to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2012. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov andwww.sedar.com.

For further information, please contact:

Rosty Raykov
Chief Executive Officer
Adherex Technologies Inc.
T: (919) 636-5144